Contact: Patrick Suehnholz
  Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $1.05 AND FULL YEAR EARNINGS PER SHARE OF $0.45

•Quarterly revenues of $106.7 million, up 20% from prior year fourth quarter

•Annual revenues of $301.0 million, down 14% from prior year, as reduced revenue in Europe more than offset increases in North America, Australia and the rest of the world
•Compensation ratio of 42% for the fourth quarter, lower than our historic norm in order to reduce the ratio to 59% for the full year

•Operating profit margin of 39% for the fourth quarter, 15% for the full year

•Effective tax rate for the fourth quarter and year was adversely impacted by unusually low proportion of earnings coming from low tax jurisdictions and a high proportion coming from higher tax jurisdictions

•Repurchased 1.5 million shares of common stock and common stock equivalents during the quarter at an average price of $15.98 per share; for the full year repurchased 3.8 million shares and share equivalents at an average price of $18.04 per share

•Board authorized up to $60 million of purchases of shares and share equivalents in 2020

NEW YORK, February 4, 2020 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $106.7 million, net income of $24.1 million and diluted earnings per share of $1.05 for the fourth quarter of 2019.

The Firm’s fourth quarter 2019 revenues compare to revenues of $89.1 million for the fourth quarter 2018, which represents an increase of $17.6 million, or 20%. The Firm's fourth quarter 2019 net income and diluted earnings per share compare to net income of $11.1 million and diluted earnings per share of $0.45 for the fourth quarter 2018, an increase of $13.0 million, or 117%, in net income and an increase of $0.60, or 133%, in diluted earnings per share.

For the year ended December 31, 2019, revenues of $301.0 million compare to $352.0 million for 2018, which represents a decrease of $51.0 million, or 14%. For 2019, net income of $11.0 million and diluted earnings per share of $0.45 compare to net income of $39.2 million and diluted earnings per share of $1.42 for 2018.

The Firm’s 2019 results were negatively impacted by a non-recurring charge of $4.8 million related to the refinancing of our term loan facility.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

"Our strong fourth quarter and second half performance resulted in respectable full year results on the top and bottom line. We are particularly pleased at the growing diversity of our revenue sources, with our recently enlarged restructuring business clearly becoming a third major revenue generator alongside our 24 year old M&A franchise and substantial capital advisory business. The moderate full year decline in total revenue versus last year’s particularly strong figure reflects an industry wide decline in M&A activity and an unusually soft year for us in Europe, where our current book of assignments foreshadows a very substantial rebound this year. We have continued to aggressively repurchase shares given our view that the market is underestimating our earnings potential and given that our valuation multiple is below that of our peers and far below its historic level. In addition, throughout the year we invested in the longer term development of our Firm, adding several important recruits, announcing two new offices and increasing global investment banking headcount by 11%," Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Fourth Quarter

Revenues were $106.7 million in the fourth quarter of 2019 compared to $89.1 million in the fourth quarter of 2018, an increase of $17.6 million, or 20%. The increase in our revenues in the fourth quarter of 2019, as compared to the same period in 2018, principally resulted from increases in merger and acquisition transaction completion fees and retainer fees.

Full Year

For the year ended December 31, 2019, revenues were $301.0 million compared to $352.0 million in 2018, a decrease of $51.0 million, or 14%. The decrease in our 2019 revenues, as compared to 2018, resulted from a decrease in the number and scale of merger and acquisition transaction completion fees, particularly in Europe, and a decline in capital advisory fees from the prior year's record level, partially offset by slightly higher transaction announcement and opinion fees as well as retainer fees.

In January 2020, as part of our annual evaluation and promotion process, the Firm named five new client-facing Managing Directors: Campbell Cooper (Australia - Corporate Advisory), Zack Gordon (New York - Corporate Advisory), Rafael Pereira (Brazil - Corporate Advisory), Samuel Sandford (New York - Corporate Advisory) and Patrick Suehnholz (New York - Corporate Advisory and Director of Investor Relations). With these promotions, and adjusting for those who have transitioned to senior advisor roles, the Firm currently has 79 client-facing Managing Directors.

Expenses

Operating Expenses

Fourth Quarter

Our total operating expenses for the fourth quarter of 2019 were $65.4 million compared to $67.5 million for the fourth quarter of 2018. The decrease in total operating expenses of $2.1 million, or 3%, resulted from a decrease in our compensation and benefits expenses, partially offset by an increase in non-compensation expenses, as described in more detail below. Our operating profit margin was 39% for the fourth quarter of 2019 as compared to 24% for the same period in 2018.

Full Year

For the year ended December 31, 2019, total operating expenses were $255.2 million compared to $271.1 million in 2018. The decrease of $15.9 million, or 6%, principally resulted from a decrease in our compensation and benefits expenses as described in more detail below. Our operating profit margin was 15% for 2019 as compared to 23% for 2018.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.4	$50.1	$178.9	$195.2
% of revenues	42%	56%	59%	55%
Non-compensation operating expenses	21.0	17.3	76.2	75.9
% of revenues	20%	19%	25%	22%
Total operating expenses	65.4	67.5	255.2	271.1
% of revenues	61%	76%	85%	77%
Total operating income	41.3	21.7	45.8	80.9
Operating profit margin	39%	24%	15%	23%

Compensation and Benefits Expenses

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2019 were $44.4 million, which reflected a 42% ratio of compensation to revenues. This amount compared to $50.1 million for the fourth quarter of 2018, which reflected a 56% ratio of compensation to revenues. The decrease of $5.7 million, or 11%, was principally attributable to a reduction in the amount of accrued year-end bonuses in line with lower annual revenues. The ratio of compensation to revenues for the fourth quarter of 2019 as compared to the same period in 2018 was adjusted lower to better align the full year ratio with our targeted annual ratio.

Full Year

For the year ended December 31, 2019, our employee compensation and benefits expenses were $178.9 million, which reflected a 59% ratio of compensation to revenues. This amount compared to $195.2 million for 2018, which reflected a 55% ratio of compensation to revenues. The decrease in expense of $16.3 million, or 8%, was principally attributable to a lower year-end bonus accrual in line with lower annual revenues. The increase in the ratio of compensation to revenues for 2019 as compared to 2018 principally resulted from the effect of spreading lower compensation and benefits expenses over moderately lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Fourth Quarter

Our non-compensation operating expenses were $21.0 million in the fourth quarter of 2019 compared to $17.3 million in the same period in 2018, representing an increase of $3.7 million, or 21%. The increase in non-compensation operating expenses principally resulted from a foreign exchange loss of $1.7 million in the fourth quarter of 2019 as compared to a foreign exchange gain of $1.1 million in the same period in 2018 and charge incurred for an allowance for uncollectible accounts of $0.8 million in the fourth quarter of 2019. Non-compensation operating expenses as a percentage of revenues for the fourth quarter of 2019 were 20% compared to 19% for the same period in 2018.

Full Year

For the year ended December 31, 2019, our non-compensation operating expenses of $76.2 million compared to $75.9 million in 2018, representing an increase of $0.3 million. During 2019, increased charges primarily for foreign currency losses, allowances for uncollectible accounts and client reimbursed professional fees in aggregate offset the benefit of the absence of the charge related to the change in the contingent value of the Cogent earnout of $4.5 million in 2018. Non-compensation operating expenses as a percentage of revenues for 2019 increased to 25% compared to 22% for 2018 as a result of spreading relatively similar non-compensation operating costs over moderately lower revenues.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation expenses in future periods.

Interest Expense

Fourth Quarter

Interest expense was $5.2 million for the fourth quarter of 2019, a decrease of $0.7 million as compared to $5.9 million for the fourth quarter of 2018. For the fourth quarter of 2019 as compared to the same period in 2018, the benefit realized from decreases in the market borrowing rate and our interest rate spread, which was reduced as part of our term loan refinancing in April 2019, were partially offset by a higher average borrowing outstanding as a result of proceeds we received from the refinancing.

Full Year

For the year ended December 31, 2019, we incurred interest expense of $27.4 million as compared to $22.4 million for the same period in 2018. The increase in interest expense of $5.0 million during 2019 was principally due to a non-recurring charge of $4.8 million for the write-off of debt costs related to the refinancing of the term loan facility. Excluding this charge, the increase in interest expense of $0.2 million in 2019 principally resulted from the increase in our average outstanding borrowings, partially offset by the benefit we gained from the reduction in our interest rate spread.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

Fourth Quarter

For the fourth quarter of 2019, the provision for income taxes was $11.9 million, reflecting an effective rate of 33%, as compared to a provision for income taxes in the fourth quarter of 2018 of $4.7 million, reflecting an effective rate of 30%. Our effective tax rate in the fourth quarter of 2019 was adversely impacted by an unusually low proportion of annual earnings coming from low tax jurisdictions (particularly United Kingdom) and a high proportion coming from high rate jurisdictions (particularly Australia and Brazil). Our effective tax rate in the fourth quarter of 2018 was elevated due to the recording in that quarter of certain one-time adjustments related to recently released guidance pertaining to the 2017 Tax Act as well as the impact of increased earnings from certain foreign jurisdictions subject to higher tax rates.

Full Year

For the year ended December 31, 2019, the provision for income taxes was $7.4 million, reflecting an effective rate of 40%, as compared to a provision for income taxes for the year ended December 31, 2018 of $19.2 million, reflecting an effective rate of 33%.
Our effective tax rate for 2019 was higher than we expect in future periods and was negatively impacted by our relatively low amount of pre-tax income, charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price, and the generation of a larger proportion of our earnings than usual from foreign jurisdictions subject to higher taxes rates. Our effective tax rate for 2018 was also adversely impacted by a charge of $4.7 million related to the tax effect of restricted stock unit awards vesting at a value less than the grant price.

Excluding the impact of a charge for the impact of share settlements and assuming existing tax law, we expect our effective tax rate for 2020 and forward will be in the mid twenty percent range but may be somewhat lower or higher, dependent upon the amount of earnings generated from certain foreign jurisdictions and also dependent on the difference between the grant price and current market price of vesting restricted stock units.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2019, we had cash and cash equivalents of $114.0 million and term loan debt with a principal balance of $365.6 million. Our net debt was $251.6 million.

During the fourth quarter of 2019, we repurchased in the open market 1,434,245 shares of our common stock at an average price of $15.95 per share, for a total cost of $22.9 million. In addition, during the fourth quarter of 2019, we repurchased 16,217 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $18.85 per share, for a total cost of $0.3 million.

During the year ended December 31, 2019, we repurchased 3,275,641 shares of our common stock at an average price of $16.93 per share, for a total cost of $55.5 million. In addition, during 2019, we repurchased 573,472 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $24.37 per share, for a total cost of $14.0 million.

For 2020, our Board of Directors has authorized $60 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units).

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on March 18, 2020 to common stockholders of record on March 4, 2020.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the fourth quarter and full year 2019 and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, February 4, 2020, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer will review the Firm’s fourth quarter and full year 2019 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 3609164. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10138306.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto. As previously announced, the Firm expects to open a Paris office shortly, subject to regulatory approval.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, "likely", “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2018 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenues	$106,697	$89,143	$301,012	$351,985

Operating expenses
Employee compensation and benefits	44,443	50,140	178,946	195,195
Occupancy and equipment rental	5,629	5,563	22,289	21,933
Depreciation and amortization	621	701	2,565	2,870
Information services	2,431	2,549	9,940	9,898
Professional fees	2,871	2,653	10,017	10,465
Travel related expenses	3,422	3,247	13,523	13,483
Other operating expenses	6,013	2,618	17,889	17,273
Total operating expenses	65,430	67,471	255,169	271,117
Total operating income	41,267	21,672	45,843	80,868
Interest expense	5,217	5,887	27,420	22,438
Income before taxes	36,050	15,785	18,423	58,430
Provision for taxes	11,918	4,661	7,445	19,208
Net income	$24,132	$11,124	$10,978	$39,222

Average shares outstanding:
Basic	22,879,492	24,176,620	24,024,674	26,813,285
Diluted	22,984,943	24,958,482	24,272,479	27,637,720
Earnings per share:
Basic	$1.05	$0.46	$0.46	$1.46
Diluted	$1.05	$0.45	$0.45	$1.42